Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-277232

Issuer Free Writing Prospectus, dated January 6, 2025

THE WILLIAMS COMPANIES, INC.

$1,000,000,000 5.600% Senior Notes due 2035

$500,000,000 6.000% Senior Notes due 2055

PRICING TERM SHEET

Dated: January 6, 2025

Issuer:	The Williams Companies, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB

Pricing Date:	January 6, 2025

Settlement Date:	January 9, 2025 (T + 3)

Use of Proceeds:	We intend to use the net proceeds of this offering to repay our commercial paper, near-term debt maturities and for other general corporate purposes.

	Notes due 2035	Notes due 2055

Security Type:	$1,000,000,000 5.600% Senior Notes due 2035	$500,000,000 6.000% Senior Notes due 2055

Maturity Date:	March 15, 2035	March 15, 2055

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2025	March 15 and September 15, commencing September 15, 2025

Principal Amount:	$1,000,000,000	$500,000,000

Benchmark Treasury:	4.25% due November 15, 2034	4.25% due August 15, 2054

Benchmark Treasury Price:	97-03+	90-21

Benchmark Treasury Yield:	4.618%	4.847%

Spread to Benchmark Treasury:	+ 100 bps	+ 120 bps

Re-Offer Yield:	5.618%	6.047%

Coupon:	5.600%	6.000%

Public Offering Price:	99.843% of the principal amount	99.330% of the principal amount

Make-Whole Call:	T+15 bps (prior to December 15, 2034)	T+20 bps (prior to September 15, 2054)

Par Call:	On or after December 15, 2034	On or after September 15, 2054

CUSIP / ISIN:	969457 CP3 US969457CP37	969457 CQ1 US969457CQ10

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Passive Book-Running Managers:	Barclays Capital Inc. BBVA Securities Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:

BofA Securities, Inc.

BOK Financial Securities, Inc.

CIBC World Markets Corp.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes in this offering will be made against payment therefor by purchasers in this offering on or about January 9, 2025, which is the third business day following the pricing date of the notes (such settlement cycle being referred to as T+3). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates; terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Deutsche Bank Securities Inc., toll-free, at 1-800-503-4611; J.P. Morgan Securities LLC at (212) 834-4533; Mizuho Securities USA LLC, toll-free, at 1-866-271-7403; and Morgan Stanley & Co. LLC, toll-free, at 1-866-718-1649.

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